Exhibit 10.29

EXECUTION VERSION

EQUITIES AND OPTIONS ORDER HANDLING AGREEMENT

dated as of November 29, 2007

by and among

E*TRADE FINANCIAL CORPORATION,

E*TRADE SECURITIES LLC, and

CITADEL DERIVATIVES GROUP LLC

i

ii

iii

EQUITIES AND OPTIONS ORDER HANDLING AGREEMENT

This EQUITIES AND OPTIONS ORDER HANDLING AGREEMENT, dated as of November 29, 2007 (this “Agreement”), by and among CITADEL DERIVATIVES GROUP LLC, a Delaware limited liability company (“the “Company”), E*TRADE SECURITIES LLC, a Delaware limited liability company (“E*TRADE Securities”), and E*TRADE FINANCIAL CORPORATION, a Delaware corporation (“Parent”) (each individually a “Party” and together the “Parties”).

WHEREAS, Parent and Affiliates of the Company have entered into that certain Investment and Securities Purchase Agreement, dated as of November 29, 2007 (the “Investment Agreement”), which provides for, among other things, the issuance by Parent to Affiliates of the Company of certain debt and equity securities and the purchase by an Affiliate of the Company of certain assets from the bank Affiliate of Parent; and

WHEREAS, Parent and the Company at the Initial Closing (as defined in the Investment Agreement) are entering into this Agreement which sets forth the terms upon which Parent and its Affiliates will route Covered Orders to the Company and the Company will provide to Parent and its Affiliates routing, order handling and execution services for such Covered Orders (the “Company Services”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Investment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Definitions. In this Agreement, the following words and phrases shall have the following meanings:

(a) “Adverse Reputational Event” shall mean, with respect to a Person, (i) a conviction of such Person for a felony or a plea of guilty or nolo contendere to a felony by such Person, which in either case is final and non-appealable, or a disqualification, suspension or temporary or permanent bar imposed on such Person by the Securities and Exchange Commission or any SRO for misconduct that prohibits such Person from acting generally as a Broker-Dealer, if such disqualification or bar continues for more than 90 days or (ii) a plea or consent to the entry of an order by the Securities and Exchange Commission, a court of competent jurisdiction, an SRO or a state securities regulator that includes a finding that such Person engaged in intentional wrongdoing (with scienter) or fraud (with scienter) in the execution of customer orders as a market maker or order router.

(b) “Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

(c) “Broker-Dealer” shall mean a Person registered as a broker or dealer under Section 15 of the Securities Exchange Act.

(d) “Business Day” means a day other than a Saturday or Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

(e) “Change in Control of E*TRADE Capital Markets” shall mean a direct or indirect change in control of E*TRADE Capital Markets, LLC or an Affiliate of E*TRADE Capital Markets, LLC that has the effect of disposing of more than fifty percent (50%) of the assets of its market making business for Covered Orders to a Person (other than an Affiliate of E*TRADE Capital Markets).

(f) “Change of Control of the Company” means a direct or indirect change of control of the Company or an Affiliate of the Company that has the effect of disposing of more than fifty percent (50%) of the assets of the execution business for Covered Orders (i) to a Person (other than an Affiliate of the Company) that is a direct competitor of Parent in a business segment which represents twenty-five percent (25%) or more of Parent’s gross annual revenues and twenty-five percent (25%) or more of such Person’s gross annual revenues, or (ii) to a Person (other than an Affiliate of the Company) that is not of sound financial standing and business reputation.

(g) “Change of Control of Parent” shall mean an event where Parent consummates a merger, consolidation, reorganization or similar transaction or series of related transactions, including a third-party tender offer, whether direct or indirect, with another Person, including such other Person’s Affiliates (the “Acquiring Person”), in which fifty percent (50%) or more of the voting power of the outstanding voting securities of the combined company following such transaction is held by Persons who were shareholders of the Acquiring Person immediately prior to such transaction.

(h) “Confidential Information” shall mean all information disclosed in connection with, or arising out of a Party’s obligations under this Agreement including (i) technology and intellectual property, such as systems, source code, databases (including their design), hardware, software, programs, applications, engine protocols, routines, manuals, displays, designs, descriptions, procedures, formulas, discoveries, inventions, specifications, drawings, sketches, models, samples, codes, improvements, concepts, ideas and past, present and future research and development; (ii) any unpublished information concerning research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, strategic plans, and unpublished financial information, including information concerning revenues, profits and profit margins; (iii) this Agreement including its terms; and (iv) Customer Information; provided that “confidential information” shall not include any information or material set forth in Section 4.1(c) of this Agreement.

(i) “Covered Order” shall mean an instruction, other than an instruction with respect to an Excluded Order, to buy or sell that is placed with Parent or an Affiliate of Parent by, for or on behalf of a Parent Customer, for (i) any NMS Security; or (ii) any other type of security mutually agreed upon by the Company or Parent. For the avoidance of doubt, as defined below in paragraph 1.1(y), NMS Security includes both equities and Options.

(j) “Customer Information” shall mean (i) all information disclosed by or to the Company, on the one hand, to or by Parent, on the other hand, in connection with this Agreement, which identifies Parent Customers or the Company’s customer(s), including account numbers, or (ii) any information collected by the Company through the Company Services described herein, which identifies customer(s) individually or in the aggregate, including any data regarding Covered Orders, individually or in the aggregate.

(k) “Directed Order” shall mean a Covered Order where a Parent Customer or Registered Representative (based on an instruction from a Parent Customer) placing such Covered Order specifically instructs (through electronic, telephonic or other means) that such Covered Order be routed to a particular venue or platform for execution (e.g., an Exchange, a market center or a Broker-Dealer) other than the Company or any of its Affiliates.

(l) “Exchange” shall mean any national securities exchange registered under Section 6 of the Securities Exchange Act and any national securities association within the meaning of Section 15A of the Securities Exchange Act.

(m) “Excluded Order” shall mean (i) any Order placed by, for, or on behalf of any “investment company” that is registered under the Investment Company Act of 1940, as amended, that is advised or managed by Parent or any of its Affiliates; or (ii) any Order placed by a Parent Customer that is an investment adviser affiliated with Parent, to the extent that the routing of such Order to the Company under this Agreement would be prohibited under applicable law.

(n) “Execution Quality Service Levels” shall mean the service levels set forth on Schedule A to this Agreement (which is incorporated herein by reference), as may be amended from time to time by the Parties in accordance with this Agreement, including Schedule A to this Agreement.

(o) “Existing Order Flow” shall mean Orders routed by Parent and its Affiliates for the twelve (12) months prior to the date of this Agreement.

(p) “Existing Products” shall mean the product types offered by Parent and its Affiliates on the date of this Agreement.

(q) “Failure Notice” shall mean a written communication from E*TRADE Securities to the Company, which is explicitly identified as a Failure Notice, and which states E*TRADE Securities’ reasonable belief that the Company’s execution performance has been unsatisfactory.

(r) “Governmental Entity” shall mean any court, administrative agency or commission or other governmental, prosecutorial or regulatory authority or instrumentality or SRO.

(s) “Insolvency Event” shall mean any of the following: (i) a court or Governmental Entity having jurisdiction shall have entered a decree or order for relief in respect of a Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have appointed a receiver, liquidator, trustee (or similar official) for a Party or for any substantial part of its or their property or ordered the winding up or liquidation of its affairs, or (ii) there shall have been commenced against a Party an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, trustee (or similar official) for a Party or for any substantial part of its or their property or for the winding up or liquidation of its or their affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed or undischarged for a period of sixty (60) consecutive calendar days following the filing date thereof or (iii) a Party shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consented to the entry of an order for relief in an involuntary case under any such law, or consented to the appointment or taking possession by a receiver, liquidator, trustee (or similar official) for a Party or for any substantial part of its or their property or made any general assignment for the benefit of creditors.

(t) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

(u) “Legal Requirements” shall mean any national, state, local or similar laws (whether under statute, rule, regulation or otherwise); requirements of Governmental Entities (including any requirement imposed by the Securities and Exchange Commission or any SRO of which a Party is a member); federal and state privacy, confidentiality, consumer protection, advertising, electronic mail and data security laws and regulations, whether in effect now or in the future; and requirements under permits, orders, decrees or directives that are binding on the Person in question.

(v) “Material Legal Shift” shall mean any Legal Requirement that does not exist as of the date of this Agreement (whether by reason of the adoption,

amendment or promulgation of any law, regulation or order, the repeal, lapse or striking down of any law, regulation or order, or any change in the interpretation of any law, regulation or order by any Governmental Entity) and that prohibits or materially restricts or limits (i) the routing or execution of Covered Orders as provided in this Agreement, (ii) payments pursuant to Article III, or (iii) any other material term of this Agreement. For the avoidance of doubt, a Material Legal Shift may include material changes to the pricing methodologies of Exchanges or market practices with respect to payment for order flow.

(w) “Material Transaction” shall mean, with respect to Parent, an acquisition of assets or stock of another Person, whether pursuant to a merger or similar transaction (other than a Change of Control of Parent), a partnership, joint venture or similar business combination or relationship with another Person.

(x) “Minimum Covered Orders” shall mean, with respect to any time period, at least (i) ninety-seven and a half percent (97.5%) of Covered Orders in Options, and (ii) forty percent (40%) of Covered Orders in NMS Stocks for such time period.

(y) “NMS Security” shall have the same definition as in Rule 600(b)(46) of Regulation NMS under the Securities Exchange Act, which for the avoidance of doubt includes both equity securities for which transaction reports are collected, processed and made available pursuant to an effective transaction reporting plan, and Options.

(z) “NMS Stock” shall have the same definition as in Rule 600(b)(47) of Regulation NMS under the Securities Exchange Act, which for the avoidance of doubt includes equity securities for which transaction reports are collected, processed and made available pursuant to an effective transaction reporting plan, but excludes Options.

(aa) “Option” shall mean any option contract that is listed on an Exchange.

(bb) “Order” shall mean an instruction to buy or sell securities that is placed with Parent or an Affiliate of Parent by, for or on behalf of a Parent Customer.

(cc) “Parent Customer” shall mean a customer or client of Parent or an Affiliate of Parent, including any investment adviser with customer accounts custodied at Parent or an Affiliate of Parent.

(dd) “Partial Termination” shall mean a termination of this Agreement with respect to either (i) NMS Stock, or (ii) Options, pursuant to Section 8.2(k), 8.2(l), or 8.2(m). For the avoidance of doubt, in the event of a Partial Termination, this Agreement will continue in all other respects concerning the class of securities (either NMS Stock or Options) that was not the subject of such Partial Termination.

(ee) “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint venture, trust, Governmental Entity or other entity or organization.

(ff) “Registered Representative” shall mean a registered representative of a Broker-Dealer.

(gg) “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations thereunder.

(hh) “SRO” shall mean any securities industry self-regulatory organization, as defined in Section 3(a)(26) of the Securities Exchange Act.

(ii) “Successor Entity” shall mean (i) with respect to a Change of Control of Parent, the surviving entity resulting from such Change of Control of Parent; or (ii) with respect to a Material Transaction, the combined entity resulting from the consummation of such Material Transaction by Parent.

Section 1.2 Additional Definitions. In addition, the following defined terms have the meaning set forth in the indicated Section:

Term	Location

Acquiring Person	Section 1.1(g)

Agreement	Preamble

Company	Preamble

Company Indemnified Parties	Section 6.2

Company Services	Preamble

Cure Period	Section 8.2(a)

Disclosing Party	Section 4.1(a)

E*TRADE Securities	Preamble

End Date	Section 8.4

Execution Quality Committee	Section 2.3(c)

Force Majeure	Section 9.12

Indemnification Notice	Section 6.3

Indemnified Parties	Section 6.2

Indemnifying Party	Section 6.3

Investment Agreement	Preamble

Liquidated Damages Amount	Section 5.7(a)

Losses	Section 6.1

Order Flow Change	Section 2.3(d)

Other Parties	Section 9.12

Parent	Preamble

Parent Cure Period	Section 8.2(b)

Parent Indemnified Parties	Section 6.1

Parties	Preamble

Party	Preamble

Proceeding	Section 9.10

Products Change	Section 2.3(e)

Receiving Party	Section 4.1(a)

Security Breach	Section 7.2

Term	Section 8.1

Termination Election Period	Section 5.5(a)

Third Party Claim	Section 6.3

ARTICLE II.

ORDER FLOW

Section 2.1 Direction and Routing of Orders.

(a) Covered Orders and Company Services. Except as otherwise set forth in this Agreement or in Schedule A, Parent shall, and shall cause its Affiliates to,

route at least the Minimum Covered Orders to the Company for the Company Services and the Company shall, in its sole discretion, determine to execute such Covered Orders either as principal or by acting as riskless principal or agent, including, where applicable, determining the market center for execution of such Covered Orders, in any case in accordance with Section 2.3. The Company shall provide the Company Services for the Covered Orders that are routed to it in accordance with this Section 2.1(a). Nothing herein shall limit the ability of Parent to route Covered Orders in excess of the Minimum Covered Orders to the Company.

(b) Parent’s Alternate Connectivity. Parent may maintain alternate connectivity for routing of Covered Orders in NMS Stocks or Options to Exchanges, market centers or other Broker-Dealers, and Parent shall be permitted to route to such Exchanges, market centers or other Broker-Dealers the minimum number of Covered Orders needed to maintain such connectivity; provided, that Parent and its Affiliates route to the Company at least the Minimum Covered Orders in accordance with Section 2.1(a). The composition of Covered Orders in Options for such alternate routing shall be a neutral sample representative of the broad cross section of all Covered Orders in Options. Any Covered Orders in Options that are routed to any Exchange, market center or Broker-Dealer pursuant to this Section 2.1(b) shall count toward the two and one half percent (2.5%) of Covered Orders in Options that Parent is permitted to exclude from the Covered Orders in Options that Parent and its Affiliates are required to route to the Company and its Affiliates under this Agreement. Any Covered Orders in NMS Stocks that are routed to any Exchange, market center or Broker-Dealer pursuant to this Section 2.1(b) shall count toward the sixty percent (60%) of Covered Orders in NMS Stocks that Parent is permitted to exclude from the Covered Orders in NMS Stocks that Parent and its Affiliates are required to route to the Company and its Affiliates under this Agreement.

(c) Securities Exchange Act Compliance. The Company covenants and agrees to provide to Parent or any of its Affiliates such information as it requires to prepare and publish its disclosures required by Rule 606 of Regulation NMS of the Securities Exchange Act with respect to the routing of Covered Orders to the Company. Further, the Company and Parent shall cooperate to design their respective order routing and reporting processes such that the venues where Covered Orders (or portions thereof) are ultimately executed can be identified and reported on Parent’s or any of its Affiliate’s required disclosures pursuant to Rule 606 of Regulation NMS of the Securities Exchange Act consistent with Legal Requirements.

(d) Order Book. The Company shall maintain a good-til-cancelled order book for open Orders that remain in effect until executed or cancelled.

(e) NMS Stock Orders in Excess of Minimum Covered Orders. Parent shall not, and shall ensure that its Affiliates do not, directly or indirectly accept any “payment for order flow” (as defined in Rule 10b-10(d)(8) of the Securities Exchange Act) from any market maker, other than the Company, with respect to Covered Orders in

NMS Stocks. For the avoidance of doubt, Parent shall not, and shall cause its Affiliates not to, take any actions that are intended, designed or that would reasonably be expected to circumvent the terms or intention of this Section 2.1(e).

Section 2.2 Customer Complaints. The Company shall cooperate in good faith with Parent to attempt to resolve any complaints from Parent Customers or Registered Representatives.

Section 2.3 Execution Quality Service Levels.

(a) The Company shall use commercially reasonable efforts, consistent with its duty of best execution, to obtain the most favorable terms reasonably available for Covered Orders to fulfill the Execution Quality Service Levels set forth in Schedule A to this Agreement as may be modified pursuant to this Section 2.3 or Schedule A to this Agreement.

(b) The Company and Parent and/or E*TRADE Securities may, from time to time, mutually agree in writing on changes to the Execution Quality Service Levels, including those changes contemplated by Schedule A to this Agreement.

(c) The Company and Parent shall establish a committee (the “Execution Quality Committee”) to provide a forum for discussion regarding routing and execution practices and resolution of disputes with respect to Covered Orders. In no event shall the Execution Quality Committee have the power to bind any Party (including the power to amend or otherwise alter the terms of this Agreement).

(d) Following the date of this Agreement, if the aggregate mix of Covered Order types or the aggregate mix of the types of securities, customers or commission levels underlying the Covered Orders routed to the Company shall materially change from the Existing Order Flow (such material change, an “Order Flow Change”), the Company and Parent and/or E*TRADE Securities shall discuss in good faith and reasonably agree in writing on changes to this Agreement, including the Execution Quality Service Levels, that would allow them to preserve, as equitably as possible, their respective commercial expectations in respect of this Agreement as of the date of this Agreement, notwithstanding such Order Flow Change. It is understood that the Parties, in agreeing to such changes to this Agreement, shall also reasonably agree in writing to modify the definition of Existing Order Flow to reflect the Order Flow Change.

(e) Following the date of this Agreement, if the transaction product types offered or otherwise made available by Parent or any of its Affiliates shall materially change from the Existing Products (such material change, a “Products Change”) the Company and Parent and/or E*TRADE Securities shall discuss in good faith and reasonably agree in writing on changes to this Agreement, including the Execution Quality Service Levels, that would allow them to preserve, as equitably as possible, their respective commercial expectations in respect of this Agreement as of the date of this Agreement, notwithstanding such Products Change. It is understood that the Parties, in agreeing to such changes to this Agreement, shall also reasonably agree in writing to modify the definition of Existing Products to reflect the Products Change.

(f) Following the date of this Agreement, if there shall occur a Material Legal Shift that materially affects the commercial expectations of the parties hereto in respect of this Agreement, including the Execution Quality Service Levels, the Company and Parent and/or E*TRADE Securities shall discuss in good faith and reasonably agree in writing on changes to this Agreement, including the Execution Quality Service Levels, that would allow them to preserve, as equitably as possible, their respective commercial expectations in respect of this Agreement as of the date of this Agreement, notwithstanding such Material Legal Shift. For the avoidance of doubt, a Material Legal Shift may include an increase in the number of Option classes that are generally quoted in penny increments, or material changes to the pricing methodologies of Exchanges.

(g) In the event that, following good faith discussions pursuant to any of Section 2.3(d), Section 2.3(e) and Section 2.3(f), the Company and Parent and/or E*TRADE Securities are unable to reasonably agree on the appropriate changes to this Agreement or any part hereof, any Party hereto shall be entitled to terminate this Agreement by providing written notice of such termination to the other Parties; provided, that upon any such termination, Parent shall pay to the Company, and the Company shall be entitled to receive, the Liquidated Damages Amount pursuant to Section 5.7.

(h) Parent and Company shall assess Company Services in accordance with the methodology set forth in Schedule A to this Agreement in conformance with their respective duties of best execution.

Section 2.4 Customer Disclosure, Segregation and Responsibility.

(a) The Parties shall use commercially reasonable efforts not to publish or make any communication or take any other action that would reasonably lead a Parent Customer to conclude that such Parent Customer is a customer of the Company or any of its Affiliates.

(b) As between Parent and the Company, when Parent or any of its Affiliates routes a Covered Order to the Company,

(i) the Covered Order shall be originated by, and for the account of, a Parent Customer or other account holder of Parent;

(ii) for purposes of all Legal Requirements (except as otherwise expressly provided therein), the accounts for which Covered Orders are routed are “customers” of Parent or an Affiliate thereof and not of the Company; and

(iii) Parent shall be solely responsible for all obligations relating to the opening and maintenance of customer accounts, including without limitation compliance with “know your customer,” confirmation and account statement delivery, and anti-money laundering requirements.

Section 2.5 Order Transmission Procedures and Requirements.

(a) Parent shall transmit Covered Orders to the Company using existing data formats, transmission protocols and methods, except as otherwise mutually agreed upon in writing by Parent and the Company.

(b) Parent shall be solely responsible for all acts and omissions of persons transmitting Covered Orders on its behalf and shall be bound by the terms of all Covered Orders transmitted to the Company.

(c) Parent acknowledges that it is its responsibility to ensure that any Covered Order transmitted to the Company complies with all Legal Requirements (including short sale rules under the Securities Exchange Act and applicable SRO rules) and policies or interpretations thereof. Parent shall be responsible for properly designating any short sale as “short” and for obtaining a “locate” or affirmative determination of securities for delivery prior to transmitting any Covered Order.

(d) Parent shall be solely responsible for the cost of hardware, software communications equipment and communications lines, including any data lines or internet access necessary to maintain connectivity to the Company’s systems for receipt of Covered Orders. The Company shall be solely responsible for the cost of hardware, software, communications equipment and communications lines, including any data lines or internet access necessary to operate the routing and executions system for Covered Orders received by the Company and to maintain connectivity to Exchanges and other market centers.

(e) Parent shall ensure that all Covered Orders in Options are transmitted to the Company in a random manner, such that the composition of Covered Orders in Options received by the Company is representative of a broad cross section of Covered Orders in Options handled by Parent or any of its Affiliates.

ARTICLE III.

PAYMENTS

Section 3.1 Timing and Amount of Payments by the Company. During the term of this Agreement, the Company shall make a volume-based payment to Parent on a monthly basis as provided for in Schedule B within thirty (30) days after the last day of each month.

Section 3.2 Reports and Other Information.

(a) Subject to Article IV, the Company shall provide to Parent, on the one hand, or Parent shall provide to the Company, on the other hand, such data as Parent or the Company, as the case may be, reasonably requests to confirm the calculations with respect to Covered Orders pursuant to the provisions of this Agreement.

(b) Following the date of this Agreement, Parent shall, as promptly as practicable, provide the Company with reasonably detailed information of any development or other fact that has caused or would be reasonably expected to cause an Order Flow Change or a Products Change, as well as reasonably detailed information to assess any such Order Flow Change or Products Change.

Section 3.3 Manner of Payments. All sums due to Parent under this Article III shall be paid in U.S. Dollars by bank wire transfer in immediately available funds to such bank account(s) as Parent shall designate from time to time by giving notice to the Company.

Section 3.4 Interest on Late Payments. If the Company shall fail to make a timely payment pursuant to this Article III, such late payment shall bear interest, to the greatest extent permitted by applicable law, at the prime rate (as published in the New York edition of the Wall Street Journal or a comparable publication if not reported in the New York edition of the Wall Street Journal for the date the payment was due), effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue.

Section 3.5 Books of Account. Each of the Company and Parent shall maintain true and complete books of account containing an accurate record of all data necessary for reports due hereunder and for the proper computation of payments due from it or charges made by it under this Agreement.

ARTICLE IV.

CONFIDENTIAL INFORMATION

Section 4.1 Confidential Information.

(a) In furtherance of this Agreement, Parent may disclose Confidential Information, including Customer Information, to the Company, and the Company and its Affiliates may disclose Confidential Information, including Customer Information, to Parent. Confidential Information shall be deemed confidential and proprietary to the Party disclosing the Confidential Information (the “Disclosing Party”), regardless of whether such information was disclosed intentionally or unintentionally or marked as “confidential” or “proprietary.” Confidential Information, including copies, shall be deemed to be the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information shall not constitute an express or implied grant to the Party receiving the Confidential Information (the “Receiving Party”) of any rights to or under the Disclosing Party’s patents, patent applications, copyrights, trade secrets, trademarks or other intellectual property rights.

(b) The Receiving Party covenants that it shall not use the Confidential Information, including Customer Information, of the Disclosing Party for any purpose other than in performance of this Agreement or with respect to the Company’s operations and shall not disclose the same to any other Person other than to such of its Affiliates, employees, agents, advisers, representatives, consultants and counsel who have a need to know such Confidential Information as it relates to the purpose or subject matter of this Agreement. Each Party shall bear responsibility for a breach of confidentiality obligations contained in this Article IV by its Affiliates, employees, agents, representatives or consultants. The Receiving Party shall be entitled to retain copies of Confidential Information of the Disclosing Party to the extent required to comply with applicable Legal Requirements or to the extent consistent with the Receiving Party’s standard internal record retention policies. Upon termination of this Agreement, or earlier if so requested in writing by the Disclosing Party, except as permitted in the previous sentence, and except with respect to email, the Receiving Party shall use commercially reasonable efforts to return or destroy all Confidential Information of the Disclosing Party and any documents, paper, tapes or other media or material which may contain (or such portions of the foregoing containing) Confidential Information in its possession.

(c) Confidential Information shall not include any information or material, or any element thereof, to the extent that any such information or material, or any element thereof:

(i) is in the public domain at the time of disclosure hereunder or subsequently comes within the public domain other than in violation of this Agreement or any other confidentiality obligation that the Party is aware of;

(ii) has been or is hereafter rightfully obtained by the Receiving Party from a third Person without restriction on disclosure and without a breach of duty of confidentiality to the Disclosing Party;

(iii) has been independently developed by the Receiving Party without using the Confidential Information of the Disclosing Party; or

(iv) is required to be disclosed in connection with a Legal Proceeding or pursuant to applicable Legal Requirements, provided that the Receiving Party shall provide prior notice to the Disclosing Party of such disclosure to the extent practicable.

Section 4.2 Communications with Regulators. Any Party may disclose the existence or terms of this Agreement and the identity of the other Parties hereto to the Securities and Exchange Commission, any SRO of which it is a member, to which it has applied for membership or to which it is otherwise subject to jurisdiction, provided that such Party shall have used its commercially reasonable efforts to seek, to the greatest extent possible, any confidential treatment that may be available.

Section 4.3 Identification of Parent Customers.

(a) Unless the Company consents in writing, Parent shall not provide the Company with any information that would reveal the identity of the underlying Parent Customer except to the extent required to resolve a trade dispute or in connection with a Legal Proceeding; provided, however, that Parent shall provide for each Covered Order (i) a unique descriptor code (that may be a coded or scrambled account number) allowing recognition of the Parent Customer placing such Covered Order in a manner that does not reveal any information relating to the identity of such Parent Customer and (ii) a category descriptor that allows the Company to determine what class of account and account range is assigned to such Parent Customer; provided, however, to the extent that Parent does not, as of the date of the Investment Agreement, provide the information specified in clause (ii) to the Company, Parent shall, to the extent reasonably practicable, use its commercially reasonable efforts to provide such information specified in clause (ii) to the Company following the date hereof.

(b) If the Company receives any Customer Information of Parent, or Parent receives any Customer Information of the Company, it shall not use such Customer Information to target or solicit customers of the other (including investment advisors with accounts custodied at Parent), as such, on behalf of itself or any third party. Neither the Company, on the one hand, nor Parent, on the other hand, shall sell, distribute, share, rent or otherwise transfer any Customer Information of the other except for distribution, sharing or transferring to its Affiliates, employees, agents, advisers, representatives, consultants or counsel thereof who have a need to know such Customer Information as it relates to the purpose or subject matter of this Agreement. Nothing contained herein shall preclude either the Company or Parent or any of their respective Affiliates from providing services to any Person who independently contacts the Company or Parent or any of their respective Affiliates, as the case may be, or who is responding to a general solicitation not targeted at any specific Person, or who is contacted by the Company or Parent or any of their respective Affiliates based on information independently derived by such Person and/or its Affiliates without the use of any Customer Information.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES; COVENANTS; LIMITATION ON LIABILITY

Section 5.1 Representations and Warranties. Each Party acknowledges that the Parties have entered into this Agreement in reliance upon the representations and warranties made in the Investment Agreement.

Section 5.2 Limitation on Liability. In no event shall any Party be liable to any other Party for, and each Party shall procure that none of its Affiliates shall make any claim against any other Party (or any of its Affiliates) for, any lost profits, diminution in value, loss of business, loss of contracts, diminished goodwill, diminished reputation, or consequential, indirect, incidental, special or punitive damages arising under or in connection with this Agreement. This Section 5.2 shall not be construed to limit a Party’s right to indemnification for payments required to be made by it to third parties in respect of damages (of any kind or type, including, but not limited to, direct or consequential) for third party claims which are subject to indemnification under Article VI. This Section 5.2 shall not be construed to limit the Company’s right to receive the Liquidated Damages Amount from Parent in accordance with the terms of this Agreement.

Section 5.3 Disclaimer Of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND THE INVESTMENT AGREEMENT, NO PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING THIS AGREEMENT, THE PERFORMANCE OF ITS OBLIGATIONS OR THE PRODUCTS OR SERVICES THAT IT PROVIDES HEREUNDER. IN PARTICULAR, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND THE INVESTMENT AGREEMENT, EACH PARTY EXPRESSLY AND SPECIFICALLY DISCLAIMS AND WAIVES ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

Section 5.4 Covenants.

(a) Each of the Parties hereby agrees that during the term of this Agreement, it shall not, and shall ensure that its Affiliates shall not, enter into any agreement with a third party that will materially limit its ability to perform hereunder.

(b) Each of the Parties hereby agrees that it shall provide such information and cooperation as may be reasonably requested of it by another Party in connection with customer complaints and inquiries, and Legal Proceedings brought against such Person by a third party that arises out of or relates to Covered Orders, unless the sharing of such information or cooperation would be reasonably likely to void any legal privilege.

(c) Parent shall not, and shall cause its Affiliates not to, take any actions that are intended, designed or that would reasonably be expected to circumvent the terms or intention of this Agreement including, without limitation, transferring or reclassifying accounts.

Section 5.5 Change of Control of Parent.

(a) Upon the consummation of a Change of Control of Parent, Parent (or the Successor Entity) or the Company may within 10 calendar days thereafter (the “Termination Election Period”), by written notice to the other Party, terminate this Agreement and Parent shall pay to the Company within thirty calendar days an amount in cash equal to the sum of the Liquidated Damages Amount. If neither Parent (or the Successor Entity) nor the Company terminates this Agreement pursuant to this Section 5.5(a) within the Termination Election Period, then this Agreement shall continue in full force and effect and Parent (or the Successor Entity) shall confirm such continuation in writing.

(b) In the event that Parent (or the Successor Entity) does not terminate this Agreement pursuant to Section 5.5(a), upon the consummation of a Change of Control of Parent, Parent (or the Successor Entity) and the Company shall negotiate in good faith to amend the terms of this Agreement to include any additional order flow resulting from such Change of Control of Parent within the scope of this Agreement upon terms to be mutually agreed by the Company and Parent (or the Successor Entity). If the Parties are unable reasonably to agree on such amendment, Parent (or the Successor Entity) shall continue to comply with the provisions of this Agreement with respect to Parent’s order flow as if such Change of Control of Parent had not occurred and without regard to any additional order flow resulting from the Change of Control of Parent.

(c) Notwithstanding the foregoing provisions of Section 5.5(a) and Section 5.5(b), following a Change of Control of Parent, Parent (or the Successor Entity) may elect to keep the order flow business of Parent separate from any additional order flow resulting from such Change of Control of Parent and if Parent (or the Successor Entity) so elect, Parent (or the Successor Entity) shall continue to comply with the provisions of this Agreement with respect to Parent’s order flow as if such Change of Control of Parent had not occurred and without regard to any additional order flow resulting from the Change of Control of Parent.

Section 5.6 Material Transactions.

(a) Upon the consummation of a Material Transaction and subject to the terms of any agreements or other arrangements binding on the counterparty in such Material Transaction, if Parent (or the Successor Entity) wishes to route any Orders that are not within the scope of this Agreement to the Company, Parent (or the Successor Entity) shall provide the Company with written notice of such proposed routing of order flow and the material terms on which Parent (or the Successor Entity) intends to route such order flow to the Company. Following the receipt of such notice, Parent (or the Successor Entity) and the Company shall negotiate in good faith to amend the terms of this Agreement to include such order flow within the scope of this Agreement upon terms to be mutually agreed by the Parties. If the Parties are unable reasonably to agree on such amendment, Parent (or the Successor Entity) shall continue to comply with the provisions of this Agreement with respect to Parent’s order flow as if such Material Transaction had not occurred and without regard to any additional order flow resulting from the Material Transaction.

(b) Notwithstanding the foregoing provisions of Section 5.6(a), following the consummation of a Material Transaction, to the extent reasonably practicable, Parent (or the Successor Entity) may elect to keep the order flow business of Parent separate from any additional order flow resulting from such Material Transaction and if Parent (or the Successor Entity) so elect, Parent (or the Successor Entity) shall continue to comply with the provisions of this Agreement with respect to Parent’s order flow as if such Material Transaction had not occurred and without regard to any additional order flow resulting from the Material Transaction.

Section 5.7 Liquidated Damages.

(a) If this Agreement is terminated (i) by Parent for any reason other than as provided for in Section 8.2(a), 8.2(c), or 8.2(m), or (ii) by Company for any reason other than as provided for in Section 8.2(k) or 8.2(l), then Parent shall pay to the Company an amount to be calculated in accordance with the following (the “Liquidated Damages Amount”):

If terminated prior to December 31, 2008	$75 million
If terminated between January 1, 2009 and December 31, 2009	$50 million
If terminated between January 1, 2010 and December 31, 2010	$25 million

For the avoidance of doubt, (i) Parent shall not be obligated to pay the Liquidated Damages Amount as a result of a Partial Termination, but (ii) Parent shall be obligated to pay the Liquidated Damages Amount to the extent required by this Section 5.7(a) if there is a termination subsequent to a Partial Termination.

(b) The Parties agree that the Company’s actual damages in the event of the occurrence of any of the types of situations set forth in Section 5.7(a) (and the other provisions of this Agreement referenced therein) would be extremely difficult or impracticable to determine. After negotiation, the Parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amounts of the payments set forth in Section 5.7(a) represent a reasonable estimation of the damages that the Company would incur if any such events were to occur. None of the payments set forth in Section 5.7(a) are intended as a penalty. Each of the Parties agrees to the accuracy of the statements made in this paragraph, the reasonableness of the amount of liquidated damages agreed upon, and the fact that each Party was represented by counsel who explained, at the time this Agreement was made, the consequences of the foregoing provisions.

(c) All payments required under Section 5.5(a) shall be made within thirty calendar days of this Agreement being terminated and the payment shall be made by wire transfer of immediately available funds to an account designated by the Company.

ARTICLE VI.

INDEMNIFICATION

Section 6.1 Company Indemnification. The Company hereby agrees to indemnify, defend and hold harmless Parent and its Affiliates, directors, officers, general partners, managers, members, employees and other agents and representatives (the “Parent Indemnified Parties”) from and against any and all claims for liabilities, judgments, claims, settlements, losses, reasonable fees (including attorneys’ fees, fees and disbursements of experts, and arbitration and court fees and costs), liens, taxes, penalties, obligations, expenses and any required payments made to third parties (collectively, “Losses”) incurred or suffered by any Parent Indemnified Party arising from, by reason of or in connection with (i) any dishonest, fraudulent, grossly negligent or criminal act or omission on the part of the Company’s officers, directors, employees or agents or (ii) without limiting clause (i), any breach of any covenant (other than those for which an express remedy is provided for by the terms of Schedule A or Schedule B to this Agreement) made by the Company pursuant to this Agreement.

Section 6.2 Parent Indemnification. Parent hereby agrees to indemnify, defend and hold harmless the Company and its Affiliates, directors, officers, general partners, managers, members, employees and other agents and representatives (the “Company Indemnified Parties” and together with the Parent Indemnified Parties, the “Indemnified Parties”) from and against any and all claims for Losses incurred or suffered by any such person or entity arising from, by reason of or in connection with (i) any dishonest, fraudulent, grossly negligent or criminal act or omission on the part of Parent or any of its Affiliates or any of their respective officers, directors, partners, employees or agents, (ii) all investigations, claims and damages arising out of the acts and trading activities of Parent Customers or any Legal Proceeding brought against the Company or any of its Affiliates by a Parent Customer, other than as a result of a dishonest, fraudulent, grossly negligent or criminal act or omission on the part of the Company’s officers, directors, employees or agents or (iii) any breach of the representations and warranties set forth in Section 5.1 or of any covenant made by Parent pursuant to this Agreement. This Section 6.2 shall not limit any obligations the Company may have to Parent under the express remedies provided in Schedule A.

Section 6.3 Procedures Relating to Third Party Claims. An Indemnified Party shall give reasonably prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or assessment, or the commencement of any action, suit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has been actually prejudiced thereby). The Indemnifying Party shall have the right, exercisable by written notice (the “Indemnification Notice”) to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim using counsel of its choice, and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its own choice. If the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, whether by failure of the Indemnifying Party to provide the Indemnification Notice or otherwise, or the Indemnified Party has received advice from its external legal counsel that under applicable standards of professional responsibility a conflict will arise in the event both the Indemnified Party and the Indemnifying Party are represented by the same counsel with respect to the Third Party Claim, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may employ counsel of its own choice and at the expense of the Indemnifying Party. The Indemnifying Party may not settle any matter (in whole or in part) without the consent in writing of the Indemnified Party (which shall not be unreasonably withheld), unless such settlement does not involve any relief other than the payment of monetary damages, includes a complete and unconditional release of the Indemnified Party, does not admit liability on the part of or attribute fault to any Party or its Affiliates, and contains a provision requiring confidentiality with respect to the facts and circumstances of the dispute and of the existence and amount of the settlement. The Indemnified Party shall make its employees available and furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and Legal Proceeding resulting therefrom.

Section 6.4 Survival. The provisions of this Article VI shall survive the expiration or termination of this Agreement.

Section 6.5 Limitation on Recovery. The Parties acknowledge that this Article VI is modified by Section 5.2, in accordance with its terms.

Section 6.6 Exclusive Remedy. Except as otherwise expressly contemplated by this Agreement, this Article VI shall provide the exclusive remedy for any of the matters addressed herein or other claims arising out of this Agreement, other than for fraud and other than for the remedies of specific performance, injunctive relief or other non-monetary equitable remedies.

ARTICLE VII.

SECURITY

Section 7.1 In General. The Company and Parent shall each use commercially reasonable efforts to maintain and enforce safety and physical security procedures with respect to access to and maintenance of Customer Information that are in accordance with industry acceptable information security practices. Without limiting the generality of the foregoing, each of the Company and Parent shall use commercially reasonable efforts to secure and defend its location and equipment against “hackers” and others who may seek, without authorization, to modify its systems or access the information found therein in accordance with industry acceptable information security practices, using any combination of access lists, unique user identifiers and credentials, authentication procedures, and/or other safeguards as it reasonably believes are appropriate.

Section 7.2 Security Breaches. Each of the Company and Parent shall use its commercially reasonable efforts in accordance with industry acceptable information security practices to monitor its systems for Security Breaches. For purposes of this Section 7.2, a “Security Breach” shall mean an event that may lead to unauthorized disclosure, access, corruption, or destruction of Customer Information, including an insider accessing information inappropriately, an outsider penetrating or attempting to penetrate security controls, and a virus (or other piece of malware or destructive software). Each of the Company and Parent shall report to the other promptly any Security Breach of its systems of which it becomes aware relating to the other Party’s systems or Confidential Information and shall use its commercially reasonable efforts in accordance with industry acceptable information security practices to remedy such Security Breach in a timely manner.

Section 7.3 Storage of Customer Information. Each of the Company and Parent, and their respective Affiliates, shall use its commercially reasonable efforts to implement and follow a plan to store Customer Information in accordance with industry acceptable information security practices.

ARTICLE VIII.

TERM AND TERMINATION

Section 8.1 Term. Unless earlier terminated pursuant to Section 8.2, this Agreement shall expire on December 31, 2010. The term of this Agreement (the “Term”) shall be the period from the earlier of (i) the Initial Closing, if the Initial Closing occurs on a Monday, or (ii) if the Initial Closing does not occur on a Monday, the Monday immediately following the Initial Closing, until its expiration.

Section 8.2 Termination. This Agreement may be terminated in the following circumstances:

(a) Material Breach by the Company. By Parent, in the event that the Company commits a material breach of this Agreement (other than a breach of payment obligations under this Agreement or a breach of Section 2.4), and (i) the breach is incurable or (ii) the Company fails to cure such breach within 90 calendar days of receiving a notice of default from Parent (or such longer period as Parent may reasonably agree if said breach is incapable of cure within such 90 calendar days) (the “Cure Period”), by giving a notice of termination to the Company within 30 calendar days of first becoming aware of such breach (if such breach is incurable) or in the 30 calendar day period commencing at the end of the Cure Period, with termination of this Agreement to become effective upon delivery of the notice.

(b) Material Breach by Parent. By the Company, in the event that Parent commits a material breach of this Agreement and (i) the breach is incurable or (ii) Parent fails to cure such breach within 90 calendar days of receiving a notice of default from the Company (or such longer period as the Company may reasonably agree if said breach is incapable of cure within such 90 calendar days) (the “Parent Cure Period”), by giving a notice of termination to Parent within 30 calendar days of first becoming aware of such breach (if such breach is incurable) or in the 30 calendar day period commencing upon of the end of the Parent Cure Period, with termination of this Agreement to become effective upon delivery of the notice.

(c) Material Breach of Payment Obligations. By Parent, in the event that the Company is in material breach of a payment obligation under this Agreement, Parent has provided written notice to the Company specifying such material breach, the Company does not in good faith dispute whether the amounts alleged to be unpaid are due and payable pursuant to this Agreement, and the Company fails to cure such breach within 90 calendar days of receiving written notice of such breach from Parent, by the Parent giving a notice of termination to the Company within 10 calendar days of the end of such Cure Period, with termination of this Agreement to become effective upon delivery of the notice.

(d) Failure to Route the Minimum Covered Orders. By the Company, in the event Parent fails to route the Minimum Covered Orders to the Company during any calendar month, unless there is a Failure Notice outstanding during such month pursuant to Schedule A, and Parent fails to cure such failure within the month following the failure, by routing a higher percentage of Covered Orders to cure the under-routing.

(e) Routing Away by Parent. By the Company, if:

(i) E*TRADE Securities shall have routed away a number of Covered Orders representing fifteen percent (15%) or more of the Minimum Covered Orders (for NMS Stocks or Options) for a period of three consecutive months;

(ii) E*TRADE Securities shall have routed away a number of Covered Orders representing thirty percent (30%) or more of the Minimum Covered Orders (for NMS Stocks or Options) for a period of two consecutive months; or

(iii) E*TRADE Securities shall have failed to route to the Company, in the aggregate, at least ninety percent (90%) of all Minimum Covered Orders over the period of any twelve (12) consecutive months.

For the avoidance of doubt, the Company may terminate this Agreement under this Section 8.2(e) regardless of whether a Failure Notice is outstanding.

(f) Persistent Failure Notice. By Parent, if a Failure Notice is outstanding for an uninterrupted period of five (5) months, by providing written notice of such termination to the Company.

(g) Company Insolvency. By Parent, in the event the Company experiences an Insolvency Event, by giving notice to the Company, with termination of this Agreement to become effective upon delivery of the notice.

(h) Parent Insolvency. By the Company, in the event Parent experiences an Insolvency Event, by giving notice to Parent, with termination of this Agreement to become effective upon delivery of the notice.

(i) Material Misconduct. By either the Company or Parent, if the other has suffered an Adverse Reputational Event that has or would be reasonably likely to have a material adverse effect on (i) the financial condition, properties, prospects, business or results of operations of the Party seeking to effect such termination or (ii) the reputation, brand, goodwill or image of the Party seeking to effect such termination.

(j) Change of Control of the Company. By Parent, upon a Change of Control of the Company that has or would be reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of Parent.

(k) Partial Termination for NMS Stocks. By Company, at any time with 90 days written notice to Parent, with respect to its obligations to accept Covered Orders in NMS Stocks routed by Parent. For the avoidance of doubt, if the Company effectuates a Partial Termination for NMS Stocks under this Section 8.2(k), this Agreement would remain in effect with respect to the routing of Covered Orders in Options by Parent to Company, unless the Company has previously effectuated a Partial Termination of this Agreement with respect to the Routing of Covered Orders in Options pursuant to Section 8.2(l).

(l) Partial Termination for Options. By Company, at any time with 120 days written notice to Parent, with respect to its obligations to accept Covered Orders in Options routed by Parent. For the avoidance of doubt, if the Company effectuates a Partial Termination for Options under this Section 8.2(l), this Agreement would remain in effect with respect to the routing of Covered Orders in NMS Stocks by Parent to Company, unless the Company has previously effectuated a Partial Termination with respect to the Routing of Covered Orders in NMS Stocks pursuant to Section 8.2(k) or Parent has previously effectuated a Partial Termination for NMS Stocks under Section 8.2(m).

(m) Partial Termination Upon Change in Control of E*TRADE Capital Markets. By Parent, upon a Change in Control of E*TRADE Capital Markets, with respect to Parent’s obligation to route Covered Orders in NMS Stocks to the Company, with 90 days prior written notice. For the avoidance of doubt, if Parent effectuates a Partial Termination for NMS Stocks under this Section 8.2(m), this Agreement would remain in effect with respect to the routing of Covered Orders for Options by Parent to Company, unless the Company has previously effectuated a Partial Termination with respect to the routing of Covered Orders in Options pursuant to Section 8.2(l).

(n) Other Terminations. By any Party pursuant to Section 2.3, any Party (or the Successor Entity to Parent) pursuant to Section 5.5(a), or any Party pursuant to Section 9.7(b).

Section 8.3 Effects of Termination on Accrued Rights. Termination of this Agreement shall be without prejudice to:

(a) The rights of the Parties to any payments due under this Agreement to the date of termination;

(b) any remedies which either Party may then have arising out of or relating to this Agreement; and

(c) either Party’s right to obtain performance of any obligations provided for in this Agreement which survive termination by their express terms.

Section 8.4 Continuation of Routing Service. Upon termination pursuant to Section 8.2 (other than termination pursuant to Section 8.2(g) (Company Insolvency), Section 8.2(h) (Parent Insolvency) or Section 8.2(i) (Material Misconduct)); Parent may elect, by written notice to the Company, to have the Company provide (in which case the Company shall provide) Company Services from the date of termination to a date specified in such notice (the “End Date”), which End Date shall in no event be later than six months after the date of termination, upon payment to Company by Parent of usual and customary fees prevailing in the industry; provided, that notwithstanding anything to the contrary herein the Company’s obligation to pay Parent pursuant to Section 3.1 shall cease immediately upon any termination of this Agreement; provided, further, that in addition to the payment of usual and customary fees, Parent shall reimburse the Company for any cost in excess of de minimis cost that the Company shall incur in connection with this Section 8.4.

Section 8.5 Survival. The following provisions shall survive termination of this Agreement: Article IV (Confidential Information), Section 5.3 (Disclaimer Of Warranties), Article VI (Indemnification), Section 8.3 (Effects of Termination on Accrued Rights), Section 8.4 (Continuation of Routing Service), this Section 8.5 (Survival) and Article IX (Miscellaneous). All other provisions of this Agreement shall terminate effective upon the termination of this Agreement.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Use of Names/Marks. No Party shall acquire the right to use, and shall not use, without the other Party’s prior written consent, the intellectual property, names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials, of the other Party, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (a) in any advertising, publicity, press release, client list, presentation or promotion; (b) to express or to imply any endorsement of the other Party or the other Party’s services; or (c) other than as expressly permitted in accordance with this Agreement. Further, no Party shall use, without the other Parties’ prior written consent, the terms or existence of this Agreement: (a) in any advertising, publicity, press release, client list, presentation or promotion; (b) to express or to imply any endorsement of any other Party or such other Party’s services; or (c) other than as expressly permitted in accordance with this Agreement.

Section 9.2 Entire Agreement. This Agreement and the Schedules hereto and the Investment Agreement contain the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the Parties.

Section 9.3 Descriptive Headings; Certain Interpretations.

(a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(b) Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) “or” and “any” are not exclusive and “include” and “including” are not limiting; (ii) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder and (iii) a reference to a person or entity includes its permitted successors and assigns.

(c) Unless the context of this Agreement otherwise requires, (i) words of one gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement and (iv) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. References to this “Agreement” shall mean this Agreement and any annexes, exhibits, schedules or attachments hereto.

(d) The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore no rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document shall apply to this Agreement.

Section 9.4 Notices. All notices, requests and other communications to any Party hereunder shall be in writing and sufficient if delivered personally, sent by telecopy (with telephone confirmation of receipt or followed by overnight delivery service) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:	Citadel Derivatives Group LLC c/o Citadel Limited Partnership 131 South Dearborn Street Chicago, IL 60603 Attention: Adam Cooper, Esq. Fax: (312) 267-7444

with a copy (which shall not constitute notice) to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Robert C. Schwenkel, Esq. Fax: (212) 859-4000

If to Parent or its Affiliates:	E*TRADE Financial Corporation 671 N. Glebe Road Arlington, VA 22203 Attention: Arlen W. Gelbard, Esq. Chief Administrative Officer & General Counsel Fax: (703) 236-7223

with a copy (which shall not constitute notice) to:	Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 Attention: Daniel G. Kelly, Jr. John D. Amorosi Fax: (212) 450-3800

or to such other address or telecopy number as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section 9.4.

Section 9.5 Counterparts; Fax Signatures. This Agreement may be executed by telecopy and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any signature page delivered by a telecopy machine shall be binding to the same extent as an original signature page, with regard to this Agreement or any amendment hereto. A Party who delivers such a signature page agrees to later deliver an original counterpart to the other Party upon request.

Section 9.6 Benefits of Agreement. Subject to Section 9.8, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns. This Agreement is for the sole benefit of the Parties hereto and not for the benefit of any third party.

Section 9.7 Amendments and Waivers.

(a) No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the Company and Parent. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Consistent with Section 2.3(f), the Parties agree to negotiate in good faith regarding amendments to this Agreement required due to a Material Legal Shift (including, but not limited to, requirements by a Governmental Entity due to applicable Legal Requirements). If the Parties fail to reach a mutual agreement as to such amendments, they may terminate this Agreement. For the avoidance of doubt, termination of the Agreement under this Section 9.7(b) would require Parent to pay to the Company the Liquidated Damages Amount pursuant to Section 5.7 of this Agreement.

Section 9.8 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Parties hereto without the prior written consent of the other Parties; provided, however, that either the Company or Parent may assign its rights hereunder to an Affiliate, but no such assignment shall relieve the assigning party of its obligations or liabilities hereunder. Any instrument purporting to make an assignment in violation of this Section 9.8 shall be void ab initio.

Section 9.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.10 Consent to Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), EACH PARTY HERETO IRREVOCABLY (I) AGREES AND

CONSENTS TO BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK AND (II) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY.

Section 9.11 Registration and Filing of this Agreement. To the extent, if any, that any Party concludes in good faith that it is required by applicable Legal Requirements to file or register this Agreement or a notification thereof with any governmental or self-regulatory authority, including the U.S. Securities and Exchange Commission, such Party shall inform the other Parties thereof and the Parties shall cooperate with one another each at its own expense in such filing or notification and shall execute all documents reasonably required in connection therewith. In such filing or registration, the Parties shall request confidential treatment of sensitive provisions of this Agreement, to the extent permitted by applicable Legal Requirements. The Parties shall promptly inform one another as to the activities or inquiries of any such governmental or self-regulatory authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom on a timely basis.

Section 9.12 Force Majeure. Without limiting any right that any Party may have under Section 8.2 (and the other provisions of this Agreement referenced therein), the occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected and not due to malfeasance (“Force Majeure”), including, but not limited to, an injunction, order or other action by a governmental authority, fire, accident, labor difficulty, strike, riot, civil commotion, act of God or change in law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of Force Majeure. The Party prevented from performing its obligations or duties because of Force Majeure shall promptly notify the other Parties hereto (the “Other Parties”) of the occurrence and particulars of such Force Majeure and shall provide the Other Parties, from time to time, with its best estimate of the duration of such Force Majeure and with notice of the termination thereof. The Party so affected shall use commercially reasonable efforts to avoid or remove such causes of nonperformance. Upon termination of Force Majeure, the performance of any suspended obligation or duty shall promptly recommence. If a Force Majeure event occurs that materially interferes with the Company’s ability to route Covered Orders for execution, Parent may elect to route any Covered Orders that would otherwise be required to be routed to the Company pursuant to Section 2.1 to a Broker-Dealer or execution venue other than the Company during the term of the Force Majeure event.

Section 9.13 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 9.14 Relationship of the Parties. Nothing in this Agreement shall constitute the Company as an employee, or general representative of Parent. This Agreement shall not constitute any Party as the legal representative of any other Party, nor shall any Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, any other Party. This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

Section 9.15 Bona Fide Customers. Parent agrees that, without the Company’s written consent, it shall not, and shall cause its Affiliates not to, sell or otherwise make available the routing services for Covered Orders contemplated by this Agreement to third parties except to third parties that are bona fide brokerage customers of Parent or its Affiliates.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

CITADEL DERIVATIVES GROUP LLC

By:	Citadel Limited Partnership, its Manager

By:	Citadel Investment Group, L.L.C., its General Partner

	By:	/s/ Adam Cooper
	Name:	Adam Cooper
	Title:	Senior Managing Director & General Counsel

E*TRADE FINANCIAL CORPORATION

	By:	/s/ R. Jarrett Lilien
	Name:	R. Jarrett Lilien
	Title:	President & COO

E*TRADE SECURITIES LLC

	By:	/s/ R. Jarrett Lilien
	Name:	R. Jarrett Lilien
	Title:	President & COO

Schedule A

Execution Quality Service Levels

I.	General.

A.	This Schedule A specifies the execution quality requirements applicable to the execution services to be provided by the Company (the “Execution Quality Service Levels”). For purposes of the Agreement and this Schedule A, execution quality shall be assessed based on the standards of E*TRADE Securities and comparable industry practices for achieving best execution and performance during the term of this Agreement.

B.	All capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

II.	Execution Standards for Covered Orders.

A.	In accordance with Legal Requirements, including Regulation NMS to the extent applicable, the Company will exercise commercially reasonable efforts to obtain the most favorable terms for Covered Orders reasonably available under the circumstances.

B.	In the event that a customer of E*TRADE Securities directs an Order to be executed on or by a specified Exchange, market center or Broker-Dealer (other than the Company), E*TRADE Securities shall route such Order to the Company and communicate its customer’s directions to the Company and the Company shall follow such directions.

C.	With respect to each calendar month, commencing with the first trading day of the month and ending on the last trading day of the month (each a “Performance Period”), the Company’s execution performance on the aggregate Covered Orders in NMS Stocks and Options, respectively, shall be assessed based on the following Evaluation Criterion (as defined below) against agreed upon Execution Performance Standards (as defined below).

a.

Execution Performance Standard for NMS Stocks. Except as otherwise specified herein, the “Execution Performance Standard for NMS Stocks” for each particular Evaluation Criterion shall mean performance at or better than the volume-weighted aggregated Execution Score of the comparable market comprised of the Comparable Market Centers (“Comparable Market Standard”). Due to the one month delay in availability of public Regulation NMS Rule 605 order execution data, the Comparable Market Standard for each Performance Period will be based on the volume-weighted results of the three consecutive months prior to the Performance Period. For example, the Comparable Market Standard for September 2007 would be based upon the volume-weighted aggregated Execution Score of the Comparable Market Centers for June, July, and August 2007. The Execution Scores for the Comparable Market Centers shall be determined by data provided to the SEC pursuant to Regulation NMS and as defined by a common transaction analysis vendor mutually agreed upon by the Parties, such as Transaction Auditing Group (TAG), Thomson Transaction Analytics (TTA), or Quantum 5 Analytics.

b.	Execution Performance Standard for Options. The “Execution Performance Standard for Options” shall mean that the Company shall exercise reasonable diligence to obtain the best market available under the circumstances consistent with industry practice.

c.	In this Schedule A, “Evaluation Criterion” shall mean:

i.	Effective/Quoted Spread (%) Ratio — The ratio of the share-weighted average between the execution price and the midpoint of the National Best Bid or Offer (“NBBO”) (“Effective Spread”) to the difference between the national best bid and the national best offer (“Quoted Spread”) at the time of order receipt (lower is better).

ii.	Average Order Execution Speed — The average elapsed time between market order receipt and execution (lower is better).

iii.	At or Better — The percentage of market order trades executed at or inside the NBBO (higher is better).

iv.	Price Improvement — The percentage of trades executed at a price better than the prevailing NBBO (higher is better).

d.	In this Schedule A, “Execution Scores” shall mean the volume-weighted performance statistics for the Comparable Market Centers in respect of each Evaluation Criterion.

e.	In this Schedule A, “Comparable Market Centers” shall mean all market centers that trade NMS Stocks and are required to publish execution quality statistics pursuant to Rule 605 of the Securities Exchange Act.

f.

In this Schedule A, “Evaluation Period” shall mean the Evaluation Period for each Performance Period representing that calendar month plus the prior two months. For example, the Evaluation Period for the Performance Period of September 2007 will include the Company’s execution performance on the aggregate Covered Orders with respect to each Evaluation Criterion during the months of July, August, and September 2007.

III.	Execution Data Requirements.

A.	Delivery of Execution Performance Data.

1.	The Company shall provide to E*TRADE Securities such execution quality data and/or statistics regarding NMS Stocks (“Execution Performance Data”) as the Company and E*TRADE Securities agree and are reasonable in light of current industry standards and information provided by the Company to its other clients. For the avoidance of doubt, evaluation of the Company’s execution performance, including the performance of Comparable Market Centers, shall be conducted with transaction level information provided by the Company. The Company agrees to utilize a common transaction analysis vendor mutually agreed upon by the Parties, such as Transaction Auditing Group (TAG), Thompson Transaction Group (TTA), or Quantum 5 Analytics.

2.	If E*TRADE Securities reasonably believes that additional data collection or analysis of the Company’s execution performance with respect to Covered Orders and the quality of competing markets should be conducted to satisfy its best execution obligations or industry best practice, then E*TRADE Securities may propose such additional review or analysis to be conducted by the Company, and E*TRADE Securities and the Company shall discuss in good faith whether such review or analysis should be conducted.

IV.	Remedies for Unsatisfactory Execution Performance.

1.	If the Company’s execution performance has not met the Execution Performance Standard for NMS Stocks during a Performance Period or E*TRADE reasonably believes that performance has been unsatisfactory for Options, then E*TRADE Securities shall send to the Company a Failure Notice. After communication of a Failure Notice, E*TRADE and the Company shall in good faith discuss the concerns of E*TRADE Securities in an effort to address and resolve those concerns. Any concerns set forth in a Failure Notice with respect to NMS Stocks shall be assessed by E*TRADE and the Company independent of the Company’s execution performance with respect to Options. Similarly, any concerns set forth in a Failure Notice with respect to Options shall be assessed by E*TRADE and the Company independent of the Company’s execution performance with respect to NMS Stocks. For avoidance of doubt, execution quality performance will be judged over time periods and in security groupings determined in good faith by the Parties based on industry standards and execution quality data provided by the Company to its other clients.

2.	If the Company agrees that its execution performance in one or more areas has been unsatisfactory, it shall make bona fide commercially reasonable efforts to improve its execution performance.

3.	If E*TRADE Securities and the Company mutually determine, that the Company’s execution performance and/or the efforts undertaken by the Company to improve execution performance are satisfactory, then E*TRADE Securities shall immediately withdraw its Failure Notice by sending a written withdrawal notice to the Company.

4.	If a Failure Notice is outstanding for an uninterrupted period of two (2) months, then E*TRADE Securities shall be entitled to route away a number of Covered Orders representing up to twenty-five percent (25%) of the Minimum Covered Orders in Options and up to twelve and one half percent (12.5%) of the Minimum Covered Orders in NMS Stocks, as the case may be, until E*TRADE Securities withdraws the Failure Notice; provided, that any Orders that E*TRADE Securities routes away shall consist of a representative cross-section of all Covered Orders.

5.	If a Failure Notice is outstanding for an uninterrupted period of three (3) months, then E*TRADE Securities shall be entitled to route away a number of Covered Orders representing up to fifty percent (50%) of the Minimum Covered Orders in Options and up to twenty five percent (25%) of the Minimum Covered Orders in NMS Stocks, as the case may be, until E*TRADE Securities withdraws the Failure Notice; provided, that any Orders that E*TRADE Securities routes away shall consist of a representative cross-section of all Covered Orders.

6.	If a Failure Notice is outstanding for an uninterrupted period of four (4) months, then E*TRADE Securities shall be entitled to route away a number of Covered Orders representing up to seventy five percent (75%) of the Minimum Covered Orders in Options and up to seventy five percent (75%) of the Minimum Covered Orders in NMS Stocks, as the case may be, until E*TRADE Securities withdraws the Failure Notice; provided, that any Orders that E*TRADE Securities routes away shall consist of a representative cross-section of all Covered Orders.

7.	If a Failure Notice is outstanding for an uninterrupted period of five (5) months, then Parent may terminate this Agreement immediately upon written notice to the Company.

8.	Any Covered Orders that are routed away to any Exchange, market maker or Broker-dealer pursuant to this Schedule A shall count toward the two and one-half percent (2.5%) of Covered Orders in Options or sixty percent (60%) in NMS Stocks that Parent is permitted to exclude from the Minimum Covered Orders that Parent and its Affiliates are required to route to the Company and its Affiliates under this Agreement.

IV.	Execution Speed Guarantee.

A.	Standard.

1.	Notwithstanding anything to the contrary herein, the Company shall use commercially reasonable efforts to (a) execute all Eligible Orders (as defined below) within the specified time limit (measured from time that E*TRADE Securities receives an Eligible Order to the time that E*TRADE Securities is notified of the execution by the Company) under E*TRADE Securities’ order execution guarantee as in effect at the time of signing of the Investment Agreement and set forth on Attachment 1 to this Schedule A (the “Execution Guarantee”), which may be amended from time-to-time as mutually agreed upon by the Parties, and (b) provide the necessary mechanisms to allow E*TRADE Securities’ customers to track the execution speed of Covered Orders subject to the Execution Guarantee.

2.	“Eligible Orders” shall mean Covered Orders that are market Orders in Equity Securities included within the S&P Index or any exchange-traded fund, available through E*TRADE Securities to buy, sell or buy-to-cover from 100 to 500 shares, received between 9:45 a.m. (Eastern Time) and 3:59 p.m. (Eastern Time) (subject to adjustment if the applicable market opens late or closes early).

3.	“Ineligible Orders” shall mean (a) all Covered Orders that are not Eligible Orders and (b) all Eligible Orders that are also short sales, canceled or changed Orders, Orders entered within 20 seconds on the same security on the same side of the market, sell Orders which the account has a short option position, extended-hours Orders, Directed Orders, the stock leg of complex option Orders, buy Orders for under $1 and broker-assisted Orders.

B.	Customer Reimbursement.

If E*TRADE Securities is notified by any of its customers that the execution of such customer’s Eligible Order failed to meet the Execution Guarantee, E*TRADE Securities shall investigate such claim with the Company. If E*TRADE Securities and the Company mutually determine in good faith that (a) such customer’s complaint is valid, (b) the failure to meet the Execution Guarantee is proximately caused by a delay of the Company and (c) E*TRADE Securities is obligated, under the terms of the Execution Guarantee, to provide the customer with one or more commission-free trades, E*TRADE Securities may provide such commission-free trades, and the Company shall reimburse E*TRADE Securities for the amount of those commission credits. Notwithstanding anything herein to the contrary, in no event shall the Company be obligated to reimburse E*TRADE Securities for any refund if the applicable Covered Order is an Ineligible Order or if:

1.	there were interruptions to communications or other systems that impacted execution,

2.	the relevant Covered Order was stopped for price improvement,

3.	the relevant Covered Order was subject to locked, crossed or halted market conditions,

4.	the relevant Covered Order, if executed, would have constituted a new intraday high or low, or

5.	the relevant Covered Order was made during fast market conditions.

C.	Reporting Plan.

E*TRADE Securities and the Company shall use commercially reasonable efforts to create an effective reporting plan to monitor and audit the Company’s performance in connection with the Execution Guarantee.

V.	Miscellaneous.

A.	Customer Complaints/Requests. Notwithstanding anything to the contrary herein, Parent shall be entitled to route away all Covered Orders for a particular customer to another market center in the event that Parent is notified by the customer that the customer wants Parent to route to a market center other than the Company; provided, however, that any Covered Orders that are routed away pursuant to this Section V.A. of Schedule A shall count toward the two and one-half percent (2.5%) of Covered Orders in Options or sixty percent (60%) in NMS Stocks that Parent is permitted to exclude from the Minimum Covered Orders that Parent and its Affiliates are required to route to the Company and its Affiliates under this Agreement.

B.	Odd Lots and Blocks. In routing and executing Covered Orders of odd lots (less than 100 shares) and oversized trades (10,000 shares or more) in NMS Stocks, the Company shall exercise reasonable diligence to obtain the best available market under the circumstances consistent with good market practice. The Company shall provide to Parent within thirty (30) calendar days following the end of each calendar month such data and/or statistics for each calendar month as the Company and Parent agree and are generally available concerning the execution quality for such Covered Orders.

Attachment 1

Learn about the E*TRADE Securities 2-Second Execution Guarantee

Under our execution guarantee program, if you place a qualified market order for an S&P 500 stock or an ETF and it doesn’t fill within 2 seconds, we’ll give you a free commission on a future trade.

Eligible orders

•	Know which orders are eligible

•	Know which stocks and ETFs are eligible

•	Learn where I can place orders

Ineligible orders

•	Know which orders are ineligible

•	Understand how short options positions affect the guarantee

•	Understand how halted, locked, or crossed markets affect the guarantee

•	Learn how orders stopped for price improvement affect the guarantee

•	Learn how fast markets can affect the guarantee

•	Learn how multiple, like orders affect the guarantee

•	Understand how regional exchanges affect the guarantee

•	Know how system interruptions affect the guarantee

Order status and commission credits

•	Know why an order is “under review”

•	Learn how E*TRADE Securities determines execution time for the guarantee

•	Know if I get a commission credit for a guaranteed execution order

•	Find out how many commission credits I have

•	Use my commission credits

Know which orders are eligible

Our guarantee means that any qualifying stock or ETF order you place will be executed in 2 seconds or less – and if it isn’t, we’ll give you a commission credit to use on a future qualifying order.

For an order to be eligible for the 2-Second Execution Guarantee, it must be:

•	A market order for anywhere between 100 and 500 shares

•	For a stock in the S&P 500 Index or ETFs available through E*TRADE Securities

•	A buy, sell, or buy-to-cover order (no sell-short orders)

•	Received by E*TRADE Securities between 9:45 a.m. and 3:59 p.m. ET (if the market opens late or closes early, these times will be adjusted accordingly)

•	Placed through the E*TRADE Web site, Power E*TRADE Pro, Power E*TRADE MarketTrader, Trading Desk, a wireless device, or the Voice Browser

Note:

There are certain conditions that make an order ineligible for the guarantee.

Know which stocks and ETFs are eligible

Our 2-Second Execution Guarantee is available for stocks in the Standard & Poor’s 500 Index (SPX) and the ETFs available through E*TRADE Securities. If you have questions about which stocks comprise the S&P 500, you can view our current S&P 500 list.

Any market order for these securities that also meets the other qualifications will be guaranteed an execution in 2 seconds or less.

Note:

The securities comprising the S&P 500 Index and the ETFs available through E*TRADE Securities change from time to time.

Learn where I can place orders

The 2-Second Execution Guarantee is applicable to qualifying orders placed through any of the following gateways:

•	The E*TRADE Web site (us.etrade.com)

•	Power E*TRADE MarketTrader

•	Power E*TRADE Pro (auto-routing only)

•	Power E*TRADE Trading Desk

•	Wireless devices

•	Voice browser

However, if you place your order through Power E*TRADE Pro, a wireless device, or the voice browser, you’ll need to go to the E*TRADE Web site to check the status of the order – either by viewing your Smart Alerts or by going to the Execution Guarantee section of the View Orders screen.

Know which orders are ineligible

The following orders are not eligible for the guarantee:

•	Sell orders for stocks or ETFs in which the account has a short option position (such as a covered call)

•	Orders entered as short sells

•	Orders routed directly to a specific ECN

•	Extended Hours trades

•	Buy orders for stocks or ETFs trading under $1

•	Orders you later try to change or cancel

•	The stock leg of complex options orders

•	Orders placed through a live broker

•	Orders for stocks in which the market is halted, locked, or crossed

•	Orders stopped for price improvement

•	Orders for stocks trading in a fast market

•	Orders entered within 20 seconds on the same security, on the same side of the market

•	Some orders for listed stocks or ETFs making a new intraday high or low

•	Orders live during communications or other system interruptions

Understand how short options positions affect the guarantee

If you’re holding short options positions in your account (you have written covered call or put contracts), any order you place for the underlying security will not qualify for the execution guarantee. This also applies to orders for shares where you’ve entered options orders that have not yet executed.

For example, if you’re holding 500 shares of XYZ, and have either written two covered calls or have an order to write some covered calls, no order you placed for any of the shares is eligible for the guarantee.

Note:

If an order you place involves a short option position, we’ll send a message to your account before market open on the next trading day.

Understand how halted, locked, or crossed markets affect the guarantee

Your order will be disqualified for the 2-Second Execution Guarantee if there is a:

•	Trading halt: The security is not currently being traded by the exchange.

•	Locked market: The bid and ask for the security are the same.

•	Crossed market: The ask and bid prices are reversed (i.e. the bid price is higher than the ask price).

Note:

If an order you place is disqualified because one of these conditions occurs, we’ll send a message to your account before market open of the next trading day.

Learn how orders stopped for price improvement affect the guarantee

If a qualifying order you place is stopped for price improvement, it won’t be eligible for the guarantee. Price improvement occurs when your order is held briefly because a better price than that which is currently quoted may be available elsewhere.

Note:

If an order you place should be stopped for price improvement, we’ll send a message to your account before market open of the next trading day.

Learn how fast markets can affect the guarantee

If you place an order for a security considered to be in a fast market when the order is live, it will not be eligible for the 2-Second Execution Guarantee.

Should this happen, we’ll send a message to your account before market open of the next trading day.

Fast markets are characterized by heavy trading and highly volatile prices for a particular stock. These usually occur as a result of an imbalance in trade orders. In addition, fast market conditions can occur across entire markets. This occurs only rarely, but if fast conditions occur market-wide, you will see a notice to this effect on your Order Preview and Confirmation screens.

Note:

Determining whether a security is trading in a fast market, or whether fast conditions exist market-wide, is at the sole discretion of E*TRADE Securities.

Learn how multiple, like orders affect the guarantee

If you place orders on the same stock and the same side of the market within 20 seconds, only the first order will be eligible for the execution guarantee.

For example, if you place a buy order for a given stock, and place another buy order for the same stock within the next 20 seconds, the second order will not be eligible for the execution guarantee. The same situation would apply to two sell orders placed for the same security within 20 seconds.

Note:

Should this apply to your order, we’ll send a message to your account before market open of the next trading day.

Understand how regional exchanges affect the guarantee

Some regional exchanges require a manual review of any order for a listed stock that would represent a new intraday high or low. These orders are not eligible for the guarantee.

Note:

Should this happen to your order, we’ll send a message to your account before market open of the next trading day.

Know how system interruptions affect the guarantee

Should a communications, network, or other system interruption temporarily disrupt the receipt, execution, or transmission of orders, the orders that are live during that time period will not be eligible for the 2-Second Execution Guarantee.

Note:

Should this happen to your order, we’ll send a message to your account before market open of the next trading day.

Know why an order is “under review”

When you place a qualified order that does not execute within 2 seconds, we’ll review it after market close and determine if it’s eligible for a commission credit.

When one of your orders is reviewed, we will always let you know. Here are a few things to keep in mind:

•	You’ll receive a Smart Alert before market open the next trading day to let you know that an order was reviewed and whether or not a commission credit was granted (if it wasn’t, we’ll tell you why).

•	If a commission credit was granted, it will post to your account and be available to use immediately (to view your credits, visit the Execution Guarantee section of the View Orders screen).

Learn how E*TRADE Securities determines execution time for the guarantee

The length of trade execution is determined from the time we receive your order (not when it is transmitted to us) and the time the executing market center notifies us of the final fill.

Please keep in mind:

•

Any eligible orders you place will have their actual execution times displayed. You’ll be able to view execution times in execution Smart Alerts, in the Execution Guarantee section of the View Orders screen, and in the Order Details tables (click the order number at View Orders to get details for a particular order).

•	If your order’s execution time is greater than 2 seconds, the order will be reviewed after market close.

•	Unless the order is disqualified, you’ll be granted a commission credit before the open of the next market day. Your credit will be applied automatically to the next qualified order you place.

Know if I get a commission credit for a guaranteed execution order

We make it easy for you to find out whether or not you get a commission credit for a particular order.

•	You’ll receive a Smart Alert message before market open of the next trading day if you’ve earned a commission credit for a qualified order.

•	You can review individual qualifying orders, check execution times, and see which orders have earned commission credits by going to the Execution Guarantee section of the View Orders screen.

Note:

Any qualified order that does not execute within 2 seconds is reviewed after market close. If there is no qualifying condition that makes the order ineligible, your account will receive a commission credit.

Find out how many commission credits I have

The number of commission credits you have will be displayed in the Execution Guarantee section of the View Orders screen.

Commission credits are available for one calendar year. They cannot be converted to cash. Customers may accumulate up to 100 commission-free trades per account.

Use my commission credits

There’s nothing you need to do to apply your 2-Second Execution Guarantee commission credits to orders you place – we’ll handle it for you, automatically.

Some things to know:

•	After a commission credit is issued to your account, it will be applied automatically to the next order qualifying for the guarantee.

•	When you preview an order that will use a commission credit, you’ll see a notation on the order screen that your credit is being applied.

•

After your order is executed, you’ll be able to see in the order details table (click the order number at View Orders to get details for a particular order) that a commission credit was applied to the order.

Note:

The credit for a given order waives the commission charge. The credit does not cover any applicable order-handling fee, or additional fees or charges that may apply.

Schedule B

Volume-Based Payment

The payment to be made by the Company to the Parent shall be based on ****. The volume-based payment shall be determined based upon the following rates:

	NMS Stock	Options
Rate / unit	****	****

*	Confidential treatment has been requested for redacted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ****. A complete version of this exhibit has been filed separately with the Securities Exchange Commission.

B-1